Exhibit 99.1

TerraForm Power Announces Merger and Sponsorship Transaction with Brookfield to Close on Monday, October 16, 2017

• Stockholders Approve Merger and Sponsorship Transaction
• Deadline to Elect Form of Consideration Thursday, October 12, 2017
• Declared a special dividend of $1.94 per share

BETHESDA, MD, October 6, 2017 (GLOBENEWSWIRE) – TerraForm Power, Inc. (Nasdaq: TERP) (the “Company”), an owner and operator of clean energy power plants, today announced that the Company’s stockholders overwhelmingly approved the previously announced Merger and Sponsorship Transaction with certain affiliates of Brookfield Asset Management Inc. (“Brookfield”) and that the Merger and Sponsorship Transaction will close on Monday, October 16, 2017. Pursuant to the terms of the Transaction Agreement, the Company also announced that the deadline for stockholders to submit an effective form of election with respect to the form of consideration they would like to receive in connection with the Merger and Sponsorship Transaction is Thursday, October 12, 2017 at 5:00 p.m. New York City time.  Stockholders who own their stock through a bank or brokerage firm may be subject to an earlier election deadline as set by their applicable bank or brokerage firm.

“We are very pleased to announce the closing date of the Brookfield Transaction,” said Peter Blackmore, Chairman and Interim Chief Executive Officer of the Company. “With the support of Brookfield as a sponsor, TerraForm Power is well positioned for future success.”

At a special meeting of the stockholders of the Company held on October 6, 2017, stockholders voted to approve and adopt the Merger and Sponsorship Transaction Agreement, approve an amendment to the Company’s Certificate of Incorporation, and approve certain compensation arrangements for the Company’s named executive officers in connection with the merger and other transactions contemplated by the Merger and Sponsorship Transaction Agreement. The adoption of the Merger and Sponsorship Transaction Agreement was also approved by a majority of the Company’s stockholders, excluding Brookfield, SunEdison and their respective affiliates. All conditions to the closing of the Brookfield Transaction have been satisfied (other than those conditions that by their nature are to be satisfied at the closing).

Upon the closing of the merger, depending on the form of consideration stockholders elect, stockholders will be entitled to either (i) receive $9.52 in cash or (ii) retain one share of Class A common stock, par value $0.01 per share, in the Company for each share of the Company’s Class A common stock owned immediately prior to the merger. The election is subject to proration based on the number of shares for which stockholders have elected each type of consideration, as described more fully in the Company’s definitive proxy statement filed with the SEC on September 6, 2017.

Also on October 6, 2017, the board of directors of the Company formally declared a previously announced special dividend of $1.94 per share on its shares of Class A common stock.  The special dividend will be payable in cash to Class A stockholders of record on the closing date, October 16, 2017, immediately prior to the effective time of the merger.

About TerraForm Power

TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts:

Investors:
Brett Prior
TerraForm Power
investors@terraform.com

Media:
Meaghan Repko / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.

Such statements include, without limitation, statements regarding the expected closing date of the Merger and Sponsorship Transaction, the deadline for stockholders to elect the form of consideration they would like to receive in connection with the Merger and Sponsorship Transaction and the Company’s future success. These forward-looking statements are based on current expectations as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: any delays in the closing of the Merger and Sponsorship Transaction; the Company’s future operating results; the impact of the sponsorship arrangements with Brookfield; and additional factors we have described in other filings with the SEC.

The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described in the filings made by us with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.